EXHIBIT 99.1

Quanex Corporation Quarterly Update - Fiscal First Quarter 2005

Expects Record First Quarter Diluted EPS from Continuing Operations

HOUSTON, Jan. 14, 2005 (PRIMEZONE) -- Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value-added engineered materials and components for the Vehicular Products and Building Products markets, announced today that it expects to report record fiscal first quarter diluted earnings per share from continuing operations when results are announced on February 24, 2005.

Improved "same store" operating results, combined with results from the Company's acquisitions of MACSTEEL Monroe, TruSeal Technologies and Mikron Industries will contribute to record income from continuing operations for the first quarter. Diluted earnings per share from continuing operations are expected to be in the range of $1.20 to $1.30, compared to $0.27 reported in the year ago quarter. The current range reflects the effect of the Company's three-for-two stock split paid December 31, 2004.

The Vehicular Products segment expects to report record first quarter net sales and operating income compared to the year ago quarter, in part due to results at MACSTEEL Monroe, which is now starting to realize more of its strong earning potential. Excluding Monroe's results, operating income for the segment is expected to be up significantly over the year ago quarter due to strong shipment levels, moderating scrap costs and higher selling prices. Effective January 1, 2005, MACSTEEL increased base prices to its contract customers, which account for some 75% of sales, to offset rising production costs. The segment's primary market drivers are North American light vehicle builds and heavy duty truck builds.

The Building Products segment also expects to report record net sales and operating income for the first quarter compared to a year ago, in part due to results at TruSeal. Excluding their results, operating income for the segment is expected to be up markedly, the result of much improved market conditions and operating performance at its aluminum sheet business and seasonally good demand at its door and window components business. The segment's primary market drivers are housing starts and remodeling activity.

Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 21, 2004, under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

Quanex is listed on the New York Stock Exchange under the symbol NX. For further information, visit the Company's website at www.quanex.com.

The Quanex Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1117

CONTACT:

Jeff Galow
713/877-5327

Valerie Calvert
713/877-5305